EXHIBIT 99.16

ALR Technologies, Inc.
1201 Cornwall Avenue, Suite 203
Bellingham, WA 98225
Telephone: (360) 650-9100
Fax: (360) 650-0032

March 8, 2001

Jim Cleary
President

MWI Veterinary Supply Company
2201 N20th Street
Nampa, ID 83687

Dear Jim:

Set out below are the terms on which ALR Technologies, Inc. (hereinafter referred to as Aus,@ Awe,@ and Aour@) proposes to engage MWI Veterinary Supply Company (hereinafter referred to as Ayou@ and Ayour@) as our distributor.

1. Sale Terms

1.1 Orders - We agree to sell you and you agree to buy from us our Pet Reminder (Athe Products@), for direct or indirect resale only to veterinary clinics. Any order you place must be no less than twelve (12) cartons. There are forty-eight (48) units per carton. Orders will be submitted in accordance with our policies and procedures in effect from time to time, and all orders will be subject to our approval and acceptance. All orders for the Products you submit during the term of the proposed arrangement reflected in this letter, as extended from time to time (the AArrangement@), will be subject to the terms of this Arrangement and cannot be modified by any conflicting provisions of any purchase order or other document you submit with respect to any such order. We may at any time discontinue sale of the Products or change the design or specifications of the Products without prior notice to you.

1.2 Price - Except as otherwise agreed, you will purchase the Products at the price of four dollars and twenty-five cents ($4.25) per unit. We can change this price, however, upon five (5) days notice to you. You expressly agree to pay all invoices on orders of 100 cartons or more within sixty (60) days from the date of invoice, and to pay invoices on orders of less than 100 cartons within thirty (30) days from the date of invoice. Terms of payment and other terms of sale will also be in accordance with our policies in effect from time to time.

1.3 Delivery - Unless we agree with you to handle a particular order differently, all deliveries will be:

1.3.1 For orders of twelve (12) cartons or more to a single location, the orders will be F.O.B. your warehouse and we will pay all shipping and other expenses relating to transporting the Products from our facilities to you.

1.3.2 For orders of less than twelve (12) cartons to a single location, the orders will be F.O.B. our warehouse and we will not pay shipping and other expenses relating to transporting the Products from our facilities to you.

1.4 Delays - We will not be liable in any respect for failures or delays in deliveries due in whole or in part to fire or other elements; war, riot, strike, or labor disturbances; decree, order or other action of any court or government; unavailability or shortage of personnel, material or utility or transportation services; changes in Production schedules or discontinuance of the Products; or any other cause beyond our reasonable control or without our fault or negligence; or if the demand for the Products will exceed our available supply.

1.5 Inspection - You will promptly inspect the Products upon receipt and either accept or, as to non-conforming goods, reject them. You will be deemed to have accepted the Products if you fail to give written notice of rejection within five (5) days of the receipt of the Products. In the event of rejection, you will follow our instructions with regard to the disposition of or return of the rejected Products. We will, at our option, replace the rejected Products, refund the purchase price, or grant you a credit for the rejected Products, within a reasonable period of time after receiving written notice of rejection.

1.6 Taxes - You will provide us with any certificates or evidence necessary to establish or maintain exemptions from federal, state or local excise, sales, use or similar taxes. If any excise, sales, use or similar tax is required with regard to any sale from us to you, you will either pay the tax directly or reimburse us for the tax. You will also pay all excise or other taxes levied on the Products you purchased or on the sale, shipment, ownership, or use of the Products to or by you. These obligations will survive the termination or expiration of this Arrangement.

1.7 No Credit - Nothing in this letter will be deemed to impose on us any obligation to extend credit to you; we expressly reserve absolute discretion in matters relating to credit.

2. Your General Duties

2.1 Location of Your Business - We understand that you will sell and store all Products sold to you under this Arrangement at your place of business referenced in the address at the top of this letter or such other places as you may expressly notify us about. You will keep such premises clean and in good repair. Such premises will include warehouse and/or other space suitable for the storage of your inventory of the Products. We will have the right, from time to time during regular business hours, to inspect such premises.

2.2 Suggested Price to Veterinary Clinics - You acknowledge that the suggested price for sale of the Products to veterinary clinics is five dollars and sixty-five cents ($5.65) per unit and that we may notify you of changes to this suggested price in the future.

2.3 No Exclusive Rights - We are granting you a non-exclusive right to market and sell the Products in the following locations:

States of Washington, Oregon, California, Nevada, Arizona, Utah, Colorado, Idaho, Montana, Wyoming, Nebraska, Kansas and New Mexico

City of El Paso, Texas and the PSI Buying Group of Florida.

Nothing in this Arrangement will be deemed to limit our right to appoint other distributors of our choice.

2.4 Marketing - You will use all reasonable means to diligently and aggressively advertise and promote maximum sales of the Products to your customers. You also agree to use any promotional brochures and point-of-sale materials that we provide for your customers and their customers. Furthermore, we will provide education and training regarding the Products to such personnel as we deem reasonably necessary and appropriate. You agree not to use any marketing materials that you might develop without our prior written approval and any such materials will be developed at your own expense.

2.5 Inventory - Subject to our ability to deliver the Products to you, you will at all times carry an inventory of the Products sufficient to make timely delivery of the Products to veterinary clinic customers.

2.6 Standards - You will at all times deal honestly, frankly, fairly and equitably with customers and potential customers of our Products and will give all customers all information required by law. You will not engage in any deceptive, misleading, or unethical trade practice or advertising, or any other conduct or activity which tends to mislead, deceive or defraud the public, or to adversely affect our or our Products= good name or reputation. You will comply with all applicable federal, state and local laws and regulations.

2.7 Complaints - You will promptly notify us of any complaint regarding the Products, and will handle such complaint in a manner that will secure the goodwill of the users and the public toward you, the Products, us and our affiliates, representatives and agents, and in accordance with policies we establish from time to time. Notwithstanding the foregoing, you acknowledge that we will have sole responsibility for, and the sole authority to resolve, such complaints.

2.8 Our Policies - In addition to the specific obligations set out in this Arrangement, you agree to comply with the general policy, procedural, information and sales bulletins we issue from time to time to our distributors.

3. Products Warranty

3.1 Products Warranty - We will provide each end-user of the Products with a limited warranty in accordance with our customer warranty policies in effect from time to time. WE MAKE NO WARRANTIES WHATSOEVER, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, TO YOU, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES OR ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. You agree to include our then current standard written warranty, if any, in all agreements for the sale of the Products by you to your customers and with all Products when delivered to your customers for resale. You further agree that no warranty, express or implied, other than our then current standard written warranty, if any, will be given to the purchaser of the Products. You agree to indemnify us against, and hold us harmless from, any loss, liability, costs, and expenses (including, without limitation, attorneys= fees and expenses) relating to any claim made with regard to any warranty made by you or your representatives or agents which differs from any then current standard written warranty we may have. Your indemnification obligations will survive the termination or expiration of this Arrangement.

4. Our Proprietary Information and Other Property

4.1 Trademarks, Service Marks and Trade Names - You will use the name AALRT Pet Reminder(TM)@ and any other trademarks, service marks or trade names owned by or licensed to us, only to refer to genuine Products bearing such names or marks, and will not use such names or marks, or any confusingly similar names or marks, as a part of your firm, trade or corporate name. You will promptly discontinue the display or use of any such mark or name or alter the manner in which it is displayed when we ask.

4.2 Confidential Information - During the term of this Arrangement, and for two (2) years after it ends, you will not (a) copy Confidential Information, (b) disclose Confidential Information in any manner or form to any person other than your own employees who have a need to know such information for the limited purpose stated in this Arrangement, or (c) use Confidential Information for your own benefit, except for the purpose of performing your obligations under this Arrangement, or for the benefit of any other person or entity other than us, without our prior written consent, and will use the same degree of care to maintain and protect Confidential Information as you use to protect your own confidential information of a similar nature, but not less than a reasonable degree of care. "Confidential Information" means (1) any and all information regarding us and/or the Products, including, but not limited to, pricing information; advertising, promotion, Products development and other business plans or strategies; Products specifications; and financial and technical information; and (2) any other information we disclose to you in any form or manner which is marked or otherwise stated to be confidential or which you know or should know we treat as confidential, but not including any such information that is or becomes known to the public through no fault or omission of any third party or you. You will require that each of your employees permitted access to Confidential Information agree to abide by the restrictions on the use, disclosure and return of Confidential Information contained in this paragraph. Upon termination or expiration of this Arrangement, you will immediately deliver to us any and all price lists, promotional program materials, Products specifications and other documents or materials reflecting or containing any Confidential Information. You acknowledge and agree that our remedy at law for breach of any of your obligations under this paragraph is inadequate and that we will suffer irreparable harm as a result of any such breach. Accordingly, you hereby agree and consent that temporary or permanent injunctive relief and/or specific performance may be granted in lieu of, or in addition to, money damages or other available relief in any proceeding we bring to enforce this Arrangement, without the necessity of proof of actual damages and without posting bond for such relief.

5. Parties to Arrangement

5.1 No Third Party Beneficiaries - This Arrangement does not create and shall not be construed as creating any rights enforceable in anyone but your or us.

6. Term and Termination

6.1 Term - This Arrangement is effective as of the date first written above, upon execution by both parties, and will continue in effect for an initial term of one (1) year. No less than thirty (30) days before the end of that initial term (or any subsequent renewal term), you must notify us or we must notify you of intent not to renew. Otherwise, this Arrangement will be renewed for an additional one (1) year term. All such terms, collectively, are referred to in this letter as the Aterm@ of this Arrangement.

6.2 Elective Termination - You or we may terminate this Arrangement at any time, with or without cause, upon sixty (60) days advance written notice to the other party. In addition, we may terminate this Arrangement upon ten (10) days advance written notice to you in the event of your failure to pay when due any amounts payable under this Arrangement or any other agreement for the purchase of Products, unless you remedy such failure to pay within such ten-day period.

6.3 Automatic Termination - This Arrangement will terminate automatically without notice in the event of your insolvency; the filing of a voluntary or involuntary petition in bankruptcy by or against you; the appointment of a receiver or trustee for your business or assets; your execution of an assignment for the benefit of creditors; the occurrence of such insolvency, bankruptcy filing, receivership, trusteeship or assignment by or as to any general partner of you (if you are organized as a partnership); or the dissolution, liquidation or winding up of you or your business or the sale of all or substantially all of your assets or business related to your obligations or performance under this Arrangement.

6.4 Consequences of Termination - Upon termination or expiration of this Arrangement:

6.4.1 Except as expressly provided in this Arrangement, all of our rights and obligations and all of your rights and obligations will terminate.

6.4.2 Any sum you owe us will be immediately due and payable.

6.4.3 We will have the option to cancel or fill any orders you place for Products that have not been delivered to you on the date of termination or expiration. You cannot cancel such orders.

 6.4.4 You will immediately remove all signs containing any trademark, service mark or trade name owned by or licensed to us (including, without limitation, the name AARLT Pet Reminder(TM)@, and of any confusingly similar mark or name; and destroy any stationery, printed matter, advertising or other materials containing any such marks or names.

6.4.5 You will not thereafter represent, and will not continue any practices that might make it appear, that you are still our authorized distributor.

6.4.6 We may, at our option and subject to inspection, by written notice to you within thirty (30) days of the date of termination or expiration, repurchase any or all new, undamaged and unused Products in their original, undamaged packaging, and in good and saleable condition, in your inventory on the date of your receipt of our notice of the exercise of this option. Promptly, but in no event more than thirty (30) days, after your receipt of our notice of the exercise of this option, you will ship the Products identified in such notice to the location designated in such notice, at our cost and risk of loss or damage in transit. Within fifteen (15) days after our receipt of such returned Products, and transfer of title to them free and clear of all liens and encumbrances, we will pay or credit to you the price you paid for such Products (other than items determined on inspection not to be new, undamaged, unused or otherwise not subject to repurchase). Any items rejected on inspection will be returned to you at your cost and risk of loss or damage. In the event we exercise our option to repurchase any Products under this Subparagraph, you agree not to sell or otherwise dispose of any such Products to anyone other than us, without our prior written consent, after your receipt of our notice of such exercise; and to comply, and, if relevant, to cause your financing institutions and any other persons having an interest in such Products to comply, with any and all applicable laws and requirements which may be necessary to transfer good and marketable title thereto to us, free and clear of all liens and encumbrances.

6.5 Pending Orders - You may not construe anything we do after termination or expiration of this Arrangement, such as accepting orders from you or selling Products to you, as a renewal of the Arrangement, or as an offer to enter into a new agreement, or a waiver of such termination or expiration.

7. General Provisions

7.1 Independent Status - You will conduct all of your operations in your own behalf and for your own account. You are an independent contractor and are not our agent in any respect and are not authorized to incur obligations or make representations binding upon us. This Arrangement is not a partnership, employment, joint venture, franchise or fiduciary relationship between you and us. You agree to indemnify us and our representatives and agents against, and hold us and them harmless from, any loss, liability, costs or expenses (including, without limitation, attorneys' fees and expenses) incurred because of any acts of you or your representatives or agents, other than acts authorized in this Arrangement or otherwise as we authorize in writing. These indemnification obligations will survive the termination or expiration of this Arrangement.

7.2 Damages - THE DAMAGES THAT YOU MAY RECOVER FOR BREACH OF THIS AGREEMENT, OR ANY AGREEMENT FOR THE PURCHASE OF PRODUCTS, WILL BE LIMITED TO ACTUAL DAMAGES. YOU MAY NOT RECOVER ANY CONSEQUENTIAL OR OTHER INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR BREACH OF THIS AGREEMENT OR ANY OTHER DUTY OR OBLIGATION RELATED TO THE PRODUCTS. ANY ACTION FOR THE BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY BREACH OF WARRANTY, WILL BE BROUGHT WITHIN ONE (1) YEAR FROM THE DATE OF ACCRUAL OF THE CAUSE OF ACTION.

7.3 Governing Law; Jurisdiction B The validity, performance, construction, interpretation, and effect of this Arrangement will be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflicts of law principles. The parties hereby expressly submit themselves to the jurisdiction of the courts of the State of Washington in Seattle, Washington for the determination of any controversy whatsoever arising under or in connection with this Agreement and the parties hereby waive personal service of any summons, complaint or other process in any action in such courts, and agree that all service thereof may be made by registered mail, return receipt requested.

7.4 Notice - Any notice or other communication required or permitted by this Arrangement must be in writing and will be deemed given on the date of transmission when sent by facsimile transmission, on the fifth (5th) day after the date of mailing when mailed by certified mail, postage prepaid, return receipt requested, or the date of actual delivery, whichever is the earliest, and will be sent to you or us, as the case may be, at the addresses referred to at the top of this letter, or to such other address as the party to whom such communication is addressed may hereafter designate by written notice pursuant to this paragraph.

7.5 Waiver, Modification - No waiver of any right under, or breach of, any provision of this Arrangement will be binding unless made in a writing signed on behalf of the party against whom such waiver is sought to be enforced. No waiver of any such right or breach will be construed to be a waiver of any other right or breach hereunder, or of any succeeding breach of any of the provisions hereof. This Arrangement may not be modified except by a written document signed by both you and us.

7.6 Severability - If any provision of this Arrangement, or the application thereof to any circumstance, person or place, shall be held by a court or other tribunal of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Arrangement and such provisions as applied to other circumstances, persons or places shall remain in full force and effect.

If you believe this accurately reflects the entire agreement between you and us, please note your acceptance and agreement to these terms and conditions by [signing below] OR [arranging for a duly authorized representative to sign below] in the space provided on one of the enclosed copies of this letter. Please return the signed copy to us by mail and the agreement will become effective and binding on both you and us, when we confirm receipt.

In addition, feel free to contact us with questions.

Sincerely,

ALR Technologies, Inc.

By ___________________________________
Sidney Chan, Chairman & C.E.O.

Agreed and accepted as of this ___ day of March, 2001.

MWI Veterinary Supply Company

 By ____________________________
Jim Cleary, President